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                                                                       EXHIBIT 5

                          [KING & SPALDING LETTERHEAD]

                                  May 18, 1994




Charter Medical Corporation
577 Mulberry Street
Macon, Georgia   31298

     Re:  Charter Medical Corporation
          Registration Statement on Form S-4
          ----------------------------------

Gentlemen:

     We have acted as counsel to Charter Medical Corporation, a Delaware corporation ("Charter") and certain subsidiaries thereof (the "Guarantors"), in connection with the registration, pursuant to the above-captioned registration statement (the "Registration Statement"), of Charter's 11 1/4% Series A Senior Subordinated Notes due 2004 (the "Notes"). The Notes are to be issued pursuant to the terms of an Indenture, dated as of May 2, 1994 (the "Indenture"), among Charter, the Guarantors and Marine Midland Bank, as Trustee, in substantially the form filed as Exhibit 4(a) to the Registration Statement.

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the form of the Indenture, such records of Charter and the Guarantors and all such agreements, certificates of officers or representatives of Charter, the Guarantors and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of representatives of Charter and the Guarantors and of public

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Charter Medical Corporation
May 17, 1994
Page 2
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officials.  We have no reason to believe that such statements and representations are untrue.

     Based upon and subject to the foregoing, it is our opinion that the Notes, when executed by duly authorized officers of Charter, authenticated by duly authorized officers of the Trustee and delivered in accordance with the terms of the Indenture, will constitute the legal, valid and binding obligations of Charter, enforceable against Charter in accordance with their respective terms.

     Our opinion is subject to the following qualifications:

     (a) The enforceability of the Indenture and Notes against Charter and the Guarantors may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforceability is sought in a proceeding in law or at equity). Such principles of equity are of general application, and in applying such principles, a court, among other things, might not allow a creditor to accelerate maturity of a debt upon the occurrence of a default deemed immaterial or for non-credit reasons or might decline to order a debtor to perform covenants.

     We hereby consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,



                                             KING & SPALDING